AGREEMENT

This AGREEMENT (this “Agreement”), dated as of May 30, 2014 (the “Effective Date”) is by and between PETRO RIVER OIL CORP., a Delaware corporation (“Petro”) and PEARSONIA WEST INVESTMENT GROUP, LLC, a Delaware limited liability company (“Pearsonia West”).

WHEREAS, Petro has agreed to purchase, pursuant to that certain Subscription Agreement, dated May 30, 2014, 500 of the Series A Units of Bandolier Energy LLC (the “Petro Series A Units”); and

WHEREAS, the acquisition of the Petro Series A Units by Petro would not have been possible but for the acquisition by Pearsonia West of 440 Series A Units of Bandolier Energy LLC (the “Pearsonia Series A Units”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1. Exchange of Pearsonia Series A Units. Petro hereby agrees that the Members of Pearsonia West, as that term is defined in the Limited Liability Company Agreement of Pearsonia West, dated as of May 30, 2014 (the “LLC Agreement”), may, at any time before May 30, 2017, exchange their pro rata portion of the Pearsonia Series A Units for shares of common stock, par value $0.00001 per share, of Petro (the “Common Stock”), at a ratio of $0.08 per share, upon the terms and subject to the conditions set forth in the LLC Agreement (each, an “Exchange”).

2. Adjustment of Exchange Ratio. The exchange ratio of $0.08 per share is subject to adjustment in the event of any reverse stock split or stock dividend by Petro.

3. Forfeiture of Pearsonia Series A Units. Pearsonia hereby agrees that, upon an Exchange by one of its Members, it will provide, or cause to be provided by Bandolier Energy LLC, to Petro a certificate representing the Pearsonia Series A Units being exchanged by such Member for Common Stock, together with all duly executed documents required to effectuate the transfer of such Pearsonia Series A Units to Petro.

4. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

5. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6. Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the maximum extent permitted by law.

7. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9. Further Assurances. Each party to this Agreement hereby agrees, without further consideration, execute and deliver, or cause to be executed and delivered, such additional documents, instruments, conveyances and assurances and take such further action as may be necessary or conducive to do the full performance of the terms and provisions of this Agreement.

10. Associated Costs. Except as otherwise expressly provided herein, each party hereto shall pay its own fees, costs and expenses incurred in connection herewith and with the transactions contemplated hereby, including the fees, costs and expenses of its due diligence, financial advisors, accountants and counsel

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PETRO RIVER OIL CORP.

By:	/s/ Scot Cohen
Name:	Scot Cohen
Title:	Executive Chairman

PEARSONIA WEST INVESTMENT GROUP, LLC

By:	/s/ Scot Cohen
Name:	Scot Cohen
Title:	Manager

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